Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

The Gorman-Rupp Company

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Title of Securities to be Registered	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Common Shares, without par value	457(c)	350,000	$40.52	$14,182,000	0.0001531	$2,171.26
Total Offering Amounts					$14,182,000		$2,171.26
Total Fee Offsets							-
Net Fee Due							$2,171.26

(1)

Pursuant to Rule 416(a)-(b) under the Securities Act of 1933, as amended (the “Securities Act”), the number of Common Shares being registered hereunder may be changed from time to time in order to prevent dilution resulting from any stock split, stock dividend or similar transaction. In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2)

Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act. The calculation of the proposed maximum offering price of the Common Shares was based on the average of the high and low sales prices for the Common Shares on July 25, 2025, as reported on the New York Stock Exchange.